Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No.: 333-197226) on Form S-8 of Tarena International, Inc. of our report dated April 15, 2015, with respect to the consolidated balance sheets of Tarena International, Inc. as of December 31, 2013 and 2014, and the related consolidated statements of comprehensive income, changes in equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 20-F of Tarena International, Inc.

/s/ KPMG Huazhen (SGP)

Beijing, China

April 15, 2015

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